Cooley Godward LLP
                                      ATTORNEYS AT LAW            Palo Alto, CA
                                                                  415 843-5000

                                                                  Menlo Park, CA
                                      One Maritime Plaza          415 843-5000
                                      20th Floor
                                      San Francisco, CA           San Diego, CA
                                      94111-3580                  619 550-6000
July 25, 1997                         Main  415 693-2000
                                      Fax   415 951-3699          Boulder, CO
EDnet, Inc.                                                       303 546-4000
One Union Street
San Francisco, CA 94111                                           Denver, CO
                                      http://www.cooley.com       303 606-4800


Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by EDnet, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of 400,000 shares of the Company's Common Stock, $.001 par value, (the "Shares") issuable pursuant to that certain Consulting Agreement, dated as of June 30, 1997, between the Company and Charles
W. Clark (the "Agreement").

In connection with this opinion, we have examined the Registration Statement, your Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Agreement and the Registration Statement, will be validly issued, fully paid, and nonassessable.


We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP


By:      /s/Samuel M. Livermore
         -----------------------
         Samuel M. Livermore